abrdn ETFs 485BPOS

Exhibit 99(h)(17)

THIRD AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

This THIRD AMENDMENT (this “Third Amendment”) to that certain Investment Advisory Agreement dated March 17, 2017, as amended (the “Agreement”), between the portfolios set forth in Schedule A to the Agreement (each a “Portfolio” and collectively, the “Portfolios”), and abrdn Inc. (the “Adviser”), is made and entered into by the foregoing parties as of April 25, 2025. Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

WHEREAS, the Portfolios and the Adviser desire to amend Schedule A to the Agreement to reduce the Management Fee for each Portfolio to 0% effective as of May 1, 2025; and;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Schedule A. Effective May 1, 2025, Schedule A to the Agreement is hereby deleted in its entirety and replaced as set forth in Appendix 1 attached hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Third Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Third Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Third Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the SEC.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment by their duly authorized representatives as of the day and year set forth above.

ADVISER

abrdn Inc.

By:	/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President of abrdn Inc.

PORTFOLIOS

abrdn All Commodity Fund Limited

By:	/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President of abrdn All Commodity Fund Limited

abrdn All Commodity Longer Dated Fund Limited

By:	/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President of abrdn All Commodity Longer Dated Fund Limited abrdn Industrial Metals Fund Limited

By:	/s/ Lucia Sitar

Name: Lucia Sitar

Title: Vice President of abrdn Industrial Metals Fund Limited

[Signature Page to Third Amendment to Investment Advisory Agreement]

Appendix 1 to Third Amendment

Schedule A dated May 1, 2025

to the Investment Advisory Agreement

between each Portfolio and

abrdn Inc.

Portfolio	Fund	Management Fee	Effective Date
abrdn All Commodity Fund Limited (Formerly, Aberdeen Standard All Commodity Fund Limited and ETFS All Commodity Fund Limited)	abrdn Bloomberg All Commodity Strategy K-1 Free ETF (Formerly, Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF and ETFS Bloomberg All Commodity Strategy K-1 Free ETF)	0%	5/1/2025
abrdn All Commodity Longer Dated Fund Limited (Formerly, Aberdeen Standard All Commodity Longer Dated Fund Limited and ETFS All Commodity Longer Dated Fund Limited)	abrdn Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF (Formerly, Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF and ETFS Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF)	0%	5/1/2025
abrdn Industrial Metals Fund Limited	abrdn Bloomberg Industrial Metals Strategy K-1 Free ETF	0%	5/1/2025

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